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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

       Optical Sensors Incorporated Announces Capital Stock Investment and
                    Conversion of Debt by Circle F Ventures

MINNEAPOLIS, June 24, 2003 - Optical Sensors Inc. announced today that Circle F Ventures, LLC and Circle F Ventures II, LLC converted cash advances in the amount of $2,689,000 into 179,267 shares of the company's Series B preferred stock at a price of $15.00 per share and purchased an additional 57,667 shares of the company's Series B preferred stock at a price of $15.00 per share, or a total of $865,005. Each share of Series B preferred stock is convertible into five shares of common stock. Circle F and its affiliates now hold 67.5% of the outstanding Optical Sensors common stock on an as converted basis.

Paulita LaPlante, President and CEO of Optical Sensors Incorporated said, "We are pleased by Circle F's continued confidence in OSI. Revenues from Nellcor and Vasamedics are consistent with our expectations. These monies and the investment by Circle F will be used to support an updated skin perfusion pressure system for Vasamedics, a non-invasive hemodynamic monitor for the physician's office setting and new sensor and sensor-delivery development."

Optical Sensors Incorporated (OSI) is a technology development company specializing in low-cost, fiber optic sensors and instruments. OSI's mission is to leverage its proprietary sensor platform technology into innovative and low cost applications for minimally-to-less invasive medical diagnostic and management products. The first product to emanate from this strategy is the CapnoProbe SL sensor system for the measurement of sublingual CO2, an on-demand patient monitoring system. Several other applications of this and other proprietary sensors/applications are in development.

For more information about OSI technology and services, see the company's web site at www.opsi.com and at OSI Vasamedics at www.vasamedics.com.

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